Exhibit 10.74
Execution Version
AMENDMENT NO. 14 TO SECOND AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT
          THIS AMENDMENT NO. 14 TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of February 19, 2010 (this “Amendment”), is by and among:
     (a) Tenneco Automotive RSA Company, a Delaware corporation (“Seller”),
     (b) Tenneco Automotive Operating Company Inc., a Delaware corporation, as initial Servicer (“Tenneco Operating” and, together with Seller, the “Seller Parties”),
     (c) Falcon Asset Securitization Company LLC, a Delaware limited liability company as assignee of Jupiter Securitization Company LLC (“Falcon” or a “Conduit”) and Liberty Street Funding LLC, a Delaware limited liability company formerly known as Liberty Street Funding Corp., a Delaware corporation (“Liberty Street” or a “Conduit”),
     (d) The Bank of Nova Scotia, a Canadian chartered bank acting through its New York Agency, individually (together with Liberty Street, the “Liberty Street Group”), and in its capacity as agent for the Liberty Street Group (a “Co-Agent”), and
     (e) JPMorgan Chase Bank, N.A., individually (the “Falcon Committed Purchaser” and, together with Falcon, the “Falcon Group”), in its capacity as agent for the Falcon Group (a “Co-Agent”), and in its capacity as administrative agent for the Falcon Group, the Liberty Street Group and each Co-Agent (in such capacity, together with its successors and assigns, the “Administrative Agent” and, together with each of the Co-Agents, the “Agents”).
W I T N E S S E T H :
          WHEREAS, Seller, Tenneco Operating, the Liberty Street Group, the Falcon Group and the Agents are parties to that certain Second Amended and Restated Receivables Purchase Agreement dated as of May 4, 2005 (as heretofore amended, the “Receivables Purchase Agreement”);
          WHEREAS, the parties wish to amend the Receivables Purchase Agreement and extend the facility evidenced thereby on the terms and subject to the conditions set forth herein; and
          WHEREAS, the Purchasers and Agents are willing to agree to such amendments and extension subject to the terms and conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have their meanings as attributed to such terms in the Receivables Purchase Agreement.
          2. Amendments. Upon satisfaction of the conditions precedent set forth in Section 3 hereof, the Receivables Purchase Agreement is hereby amended as of the Effective Date as follows:
     (a) Section 7.1(b) of the Receivables Purchase Agreement is amended (i) to insert the parenthetical phrase “(or at such other specified time)” immediately after the words “promptly upon learning of the occurrence thereof” in the first sentence thereof and (ii) to insert the following as new clause (vii) immediately after clause (vi) thereof:
               (vii) Appointment of Independent Director. The decision to appoint a new director of the Seller as the “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to contain a certification by an Authorized Officer of the Seller that the designated Person satisfies the criteria set forth in the definition of “Independent Director” contained herein.
     (b) Section 7.1(i) of the Receivables Purchase Agreement is amended (i) to delete the word “and” appearing at the end of clause (I) thereof; (ii) to replace the period at the end of clause (J) thereof with a semi-colon (“;”); and (iii) to insert the following as new clauses (K), and (L), respectively, immediately after clause (J) thereof:
               (K) Seller will (1) comply in all material respects with its certificate of incorporation and by-laws, (2) operate its business and activities such that: (A) it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions authorized by this Agreement and the Receivables Sale Agreement; and (B) it does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations under this Agreement, (iii) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the related Originator thereunder for the purchase of Receivables under the Receivables Sale Agreement, and (iv) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement; and
               (L) Seller will maintain its corporate charter in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its certificate or articles of incorporation or by-laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement; and (2) from and after February 19, 2010 for so long as this Agreement is in effect, its certificate or articles of incorporation, (x) contains a definition of “Independent Director” identical to the definition of such term contained herein, (y) provides for not less than ten (10) days’ prior written notice to the secured creditors of the Seller (which notice requirement, for purposes of all the Transaction Documents, shall be satisfied if such prior written notice is delivered to the Agents) of the replacement or appointment of any director that is to serve or is then serving as an Independent Director for purposes of this Agreement, which notice shall contain a certification by an Authorized Officer of the Seller that the designated Person satisfies the criteria set forth in the definition of “Independent Director” contained herein and (z) requires as a condition precedent to giving effect to such replacement or appointment that the Seller shall have received written acknowledgement from such creditors that in their reasonable judgment the designated Person satisfies the criteria set forth in the definition of “Independent Director” contained herein (which acknowledgement shall not be unreasonably withheld and shall be promptly provided after receipt of notice by the Agents from the Seller and, for purposes of all the Transaction Documents, shall be satisfied if such acknowledgement is received by the Seller from the Agents).
     (c) Section 9.1 of the Receivables Purchase Agreement is amended to insert the following as new clause (o) immediately after clause (n) thereof:
          (o) Any Person shall be appointed as an Independent Director of the Seller without prior notice thereof having been given to the Agents in accordance with Section 7.1(b)(vii) of this Agreement or without the written acknowledgement by the Agents that in their reasonable judgment such Person satisfies the criteria set forth in the definition of “Independent Director” contained herein.
     (d) Section 10.2 of the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:
     Section 10.2 Increased Costs and Reduced Return. (a) If any Regulatory Change, except for changes in the rate of tax on the overall net income of a Purchaser or Affected Entity or taxes excluded by Section 10.1, (i) subjects any Purchaser or any Affected Entity to any charge or withholding on or with respect to this Agreement or any other Funding Agreement or a Purchaser’s or Affected Entity’s obligations under this Agreement or any other Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser or any Affected Entity of any amounts payable under this Agreement or any other Funding Agreement or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of an Affected Entity or a Purchaser, or credit extended by an Affected Entity or a Purchaser pursuant to this Agreement or any other Funding Agreement or (iii) imposes any other condition and the result of any of the foregoing is to increase the cost to an Affected Entity or a Purchaser of performing its obligations under this Agreement or any other Funding Agreement, or to reduce the rate of return on an Affected Entity’s or Purchaser’s capital as a consequence of its obligations under this Agreement or any other Funding Agreement, or to reduce the amount of any sum received or receivable by an Affected Entity or a Purchaser under this Agreement or any other Funding Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it then, on the forty-fifth (45th) day after demand by the related Co-Agent, Seller shall pay (without duplication of any amounts payable as described in Section 10.4 below) to such Co-Agent, for the benefit of the relevant Affected Entity or Purchaser, such amounts charged to such Affected Entity or Purchaser or such amounts to otherwise compensate such Affected Entity or such Purchaser for such increased cost or such reduction. To the extent that any Funding Agreement described in this Section covers facilities in addition to the facility evidenced by this Agreement, each Conduit shall allocate the liability for any applicable increased costs or reductions among Seller and other Persons with whom such Conduit has entered into agreements to purchase interests in or finance receivables and other financial assets (“Other Customers”). If any increased costs or reductions payable pursuant to this paragraph (a) are attributable to Seller and not attributable to any Other Customer, Seller shall be solely liable for such increased costs or reductions. However, if any such increased costs or reductions are attributable to Other Customers and not attributable to Seller, such Other Customer shall be solely liable for such increased costs or reductions. All allocations to be made pursuant to the foregoing provisions of this Section shall be made by such Conduit in its sole discretion and shall be binding on Seller and the Servicer. The term “Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, or (iii) the compliance, whether commenced prior to or after the date hereof, by any Affected Entity or Purchaser with the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules or regulations promulgated in connection therewith by any such agency.
          (b) A certificate of the applicable Purchaser or Affected Entity setting forth in reasonable detail the amount or amounts payable to such Purchaser or Affected Entity pursuant to paragraph (a) of this Section 10.2 and explaining the manner in which such amount was determined shall be delivered to the Seller and shall be conclusive absent manifest error. The Seller shall pay such Purchaser or Affected Entity the amount as due on any such certificate on the next Settlement Date following receipt of such notice.
          (c) If any Purchaser or any Affected Entity (A) has or anticipates having any claim for compensation from the Seller pursuant to clause (iii) of the definition of Regulatory Change appearing in paragraph (a) of this Section 10.2, and (B) such Purchaser or Affected Entity believes that having the facility evidenced by this Agreement publicly rated by two credit rating agencies (or, if the applicable Purchaser or Affected Entity determines that the rating of a single credit rating agency is sufficient to achieve the same effect, by one credit rating agency) would reduce the amount of such compensation by an amount deemed by such Purchaser or Affected Entity to be material, then such Purchaser or Affected Entity shall provide written notice to the Seller and the Servicer that such Purchaser or Affected Entity intends to request such public rating(s) of this facility from two credit rating agencies (or one credit rating agency, as applicable) selected by such Purchaser or Affected Entity and reasonably acceptable to the Seller, which rating(s) shall be at least “A” from S&P and “A2” from Moody’s, or the equivalent thereof from any other such credit rating agency (the “Required Rating(s)”). The Seller and the Servicer agree that they shall cooperate with such Purchaser’s or Affected Entity’s efforts to obtain the Required Rating(s), and shall use commercially reasonable efforts to provide the applicable credit rating agencies (or credit rating agency, as applicable), either directly or through distribution to the Administrative Agent, Purchaser or Affected Entity, any information

(subject to the agreement of each applicable credit rating agency to maintain the confidentiality of any information so provided which relates to any Obligor) requested by such credit rating agencies (or credit rating agency, as applicable) for purposes of providing and monitoring the Required Rating(s). The Seller shall pay the initial fees payable to the credit rating agencies (or credit rating agency, as applicable) for providing the rating(s) and all ongoing fees payable to the credit rating agencies (or credit rating agency, as applicable) for their continued monitoring of the rating(s). Nothing in this Section 10.2(c) shall preclude any Purchaser or Affected Entity from demanding compensation from the Seller pursuant to Section 10.2(a) hereof at any time and without regard to whether the Required Rating(s) shall have been obtained, or shall require any Purchaser or Affected Entity to obtain any ratings on the facility evidenced by this Agreement prior to demanding any such compensation from the Seller; provided, however, in demanding such compensation the applicable Purchaser or Affected Entity shall take into account and give effect to any reduction in amounts payable under Section 10.2(a) due to the Required Rating(s) having been obtained.
     (e) Article X of the Receivables Purchase Agreement is amended by inserting the following provision as new Section 10.4 immediately after Section 10.3 thereof:
     Section 10.4 Accounting Based Consolidation Event. Upon demand by the related Co-Agent, Seller shall pay to such Co-Agent, for the benefit of the relevant Affected Entity, such amounts (without duplication of any amounts payable as described in Section 10.2 above) as such Affected Entity reasonably determines will compensate or reimburse such Affected Entity for any (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Affected Entity, (ii) reduction in the rate of return on such Affected Entity’s capital or reduction in the amount of any sum received or receivable by such Affected Entity or (iii) internal capital charge or other imputed cost, in each case, as determined by such Affected Entity to be allocable to Seller or the transactions contemplated in this Agreement, in each case resulting from or in connection with the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of any Conduit that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Affected Entity; provided, however, that in no event may any Affected Entity (or the applicable Co-Agent on its behalf) with respect to any Conduit claim or receive reimbursement or compensation for amounts under this Section 10.4 (x) that would result in the total compensation payable to it and all other Affected Entities with respect to such Conduit (inclusive of Yield and fees) exceeding the total compensation that would have been payable to all such Affected Entities immediately prior to such consolidation if purchases of Purchaser Interests had been made by the related Committed Purchaser pursuant to Article IV of this Agreement or (y) which were charged to, incurred or otherwise suffered by such Affected Entity on or before February 19, 2010. Amounts under this Section 10.4 may be demanded at any time without regard to the timing of issuance of any financial statement by the Conduit or by any Affected Entity. A certificate of the Affected Entity setting forth in reasonable detail the amount or amounts payable to such Affected Entity pursuant to this Section 10.4 and explaining the manner in which such amount was determined shall be delivered to the Seller and shall be conclusive absent manifest error. The Seller shall pay such Affected Entity the amount as due on any such certificate on the next Settlement Date following receipt of such notice.

          (f) The following definitions appearing in Exhibit I to the Receivables Purchase Agreement are amended and restated in their entireties to read, respectively, as follows:
     “Concentration Limit” means, at any time, for any Obligor, 3.6% of the aggregate Outstanding Balance of all Eligible Receivables after subtracting the Pass Through Reserve, the Warranty Reserve, the Sales-Promotion Reserve and the Price Give Back Accrual, or such other higher amount (a “Special Concentration Limit”) for such Obligor designated by the Administrative Agent; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; provided, further, that any Agent may, upon not less than ten (10) Business Days’ notice to Seller, cancel any Special Concentration Limit. As of February 19, 2010, and subject to cancellation as described above, (i) any Obligor and its Affiliates shall have a Special Concentration Limit equal to 6% of aggregate Outstanding Balance of all Eligible Receivables after subtracting the Pass Through Reserve, the Warranty Reserve, the Sales-Promotion Reserve and the Price Give Back Accrual, so long as such Obligor’s long term debt ratings equal or exceed “BBB-” from Standard & Poor’s, a division of the McGraw-Hill Companies (“S&P”) and “Baa3” from Moody’s Investors Service, Inc. (“Moody’s”); and if the Obligor is Genuine Auto Parts (NAPA), so long as an S&P long term debt shadow rating equal to or in excess of “BBB+” is obtained; and (ii) the Special Concentration Limits of (a) Ford Motor Company and its Affiliates shall be equal to the lesser of 4.5% of Eligible Receivables or 50% of the Loss Reserve Floor, (b) General Motors Company and its Affiliates shall be equal to the lesser of 4.5% of Eligible Receivables or 50% of the Loss Reserve and (c) each of Advance Stores Company, Inc., O’Reilly Automotive, Inc. and Uni-Select Inc., in each case together with its Affiliates, shall be equal to 4.5% of the aggregate Outstanding Balance of all Eligible Receivables after subtracting the Pass Through Reserve, the Warranty Reserve, the Sales-Promotion Reserve and the Price Give Back Accrual.
     “Dilution Horizon Ratio” means the ratio of (x) cumulative sales of the Originators during the two (2) months most recently ended divided by (y) the aggregate Outstanding Balance of all Eligible Receivables after subtracting the Pass Through Reserve, the Warranty Reserve, the Sales-Promotion Reserve and the Price Give Back Accrual, in each case, calculated as of the last day of the month most recently ended.
     “Fee Letter” means the Ninth Amended and Restated Fee Letter dated as of February 19, 2010 by and among Seller and the Agents, as the same may be amended, restated or otherwise modified from time to time.
     “Independent Director” shall mean a member of the Board of Directors of Seller who (a)(i) shall not have been at the time of such Person’s appointment or at any time during the preceding five (5) years, and shall not be as long as such Person is a director of the Seller, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): any Originator, or any of their respective Subsidiaries or Affiliates (other than Seller), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate (other than Seller) or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities or (b) does not satisfy the requirements set forth in clause (a) above, but whose appointment as an Independent Director has been consented to in writing by the secured creditors of the Seller.
     “LIBO Rate” means the rate per annum equal to the sum of (i) (a) the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that, (I) if Reuters Screen FRBD is not available to a Co-Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (II) if no such British Bankers’ Association Interest Settlement Rate is available to a Co-Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by such Co-Agent to be the rate at which such Co-Agent offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against such Co-Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) 4.50% per annum. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.
     “Liquidity Termination Date” means February 18, 2011.
          (g) The definition of “Accounting Based Consolidation Event” appearing in Exhibit I to the Receivables Purchase Agreement is deleted in its entirety.
          (h) Exhibit I to the Receivables Purchase Agreement is amended by inserting the following new defined term, in appropriate alphabetical order, therein:

          “Funding Agreement” means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of any Conduit, including, without limitation, any Liquidity Agreement.
          3. Certain Representations. In order to induce the Agents and the Purchasers to enter into this Amendment, each of the Seller Parties hereby represents and warrants to the Agents and the Purchasers that (a) before and after giving effect to the amendments contained in Section 2 hereof, no Amortization Event or Potential Amortization Event exists and is continuing as of the date hereof, (b) the Receivables Purchase Agreement, as amended hereby, constitutes the legal, valid and binding obligation of such Seller Party enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law and (c) each of such Seller Party’s representations and warranties contained in the Receivables Purchase Agreement is true and correct as of the date hereof as though made on such date (except for such representations and warranties that speak only as of an earlier date).
          4. Effective Date. This Amendment shall become effective as of the date first above written (the “Effective Date”) upon (a) receipt by the Administrative Agent of counterparts of this Amendment, duly executed by each of the parties hereto, and consented to by the Performance Guarantor in the space provided below, (b) receipt by the Administrative Agent of counterparts to a ninth amendment and restatement of the Fee Letter, duly executed by the Agents and Seller, (c) receipt by Falcon and the Liberty Street Agent of their applicable Amendment Fee (under and as defined in the Fee Letter), and (d) receipt by the Administrative Agent of a copy of an amendment and restatement of the certificate of incorporation of Seller, incorporating the requirements of Section 7.1(i)(L)(2) of the Receivables Purchase Agreement, certified by the Delaware Secretary of State.
          5. Ratification. Except as expressly modified hereby, the Receivables Purchase Agreement is hereby ratified, approved and confirmed in all respects.
          6. Reference to Agreement. From and after the Effective Date, each reference in the Receivables Purchase Agreement to “this Agreement”, “hereof”, or “hereunder” or words of like import, and all references to the Receivables Purchase Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Receivables Purchase Agreement, as amended by this Amendment.
          7. Costs and Expenses. The Seller agrees to pay all reasonable costs, fees, and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agents, including Sidley Austin LLP, which attorneys may also be employees of an Agent) incurred by the Agents in connection with the preparation, execution and enforcement of this Amendment.
          8. CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

          9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

FALCON ASSET SECURITIZATION COMPANY LLC

By: JPMorgan Chase Bank, N.A., Its Attorney-in-Fact

By:	/s/ John M. Kuhns
Name:	John M. Kuhns
Title:	Executive Director

JPMORGAN CHASE BANK, N.A., as a Committed Purchaser, as Falcon Agent and as Administrative Agent

By:	/s/ John M. Kuhns
Name:	John M. Kuhns
Title:	Executive Director
Signature Page to Amendment No. 14 to Second Amended and Restated Receivables Purchase Agreement

THE BANK OF NOVA SCOTIA, as a
Committed Purchaser and as Liberty Street Agent

By:	/s/ Norman Last
Name:	Norman Last
Title:	Managing Director

LIBERTY STREET FUNDING LLC

By:	/s/ Frank B. Bilotta

Name:	Frank B. Bilotta
Title:	President
Signature Page to Amendment No. 14 to Second Amended and Restated Receivables Purchase Agreement

TENNECO AUTOMOTIVE RSA COMPANY, a Delaware corporation

By:	/s/ John E. Kunz
Name:	John E. Kunz
Title:	President and Treasurer

TENNECO AUTOMOTIVE OPERATING COMPANY INC., a Delaware corporation

By:	/s/ Gary Silha

Name:	Gary Silha
Title:	Assistant Treasurer
By its signature below, the undersigned hereby consents to the terms of the foregoing Amendment, confirms that its Performance Undertaking remains unaltered and in full force and effect and hereby reaffirms, ratifies and confirms the terms and conditions of its Performance Undertaking:

TENNECO INC., a Delaware corporation

By:	/s/ John E. Kunz
Name:	John E. Kunz
Title:	Vice President Treasurer and Tax
Signature Page to Amendment No. 14 to Second Amended and Restated Receivables Purchase Agreement